Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR 2006 SECOND QUARTER
— Sales of Acthar Gel exceed $3 million; 60% increase over first quarter 2006 —
Union City, CA — August 8, 2006 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today reported its financial results for the second quarter ended June 30, 2006. Total net product sales for the second quarter of 2006 were $3.3 million, up 66% from $2.0 million in the first quarter of 2006. Net loss applicable to common shareholders totaled $2.2 million, or $0.04 per share, for the second quarter of 2006, compared to net loss applicable to common shareholders of $3.0 million, or $0.06 per share, for the first quarter of 2006.
“Questcor is beginning to see the benefits from the significant effort and investment we have made over the past year to transform Questcor into a leading CNS focused specialty pharmaceutical company. This past quarter saw our recently expanded sales force begin to effectively communicate the compelling information that supports Acthar Gel’s significant potential in the multiple sclerosis market. The prescription trends that we began to recognize late in the first quarter led to the 60% growth in Acthar sales over the first quarter of 2006 and we are pleased that these trends continue to be reflected in prescription trends this quarter,” said James Fares, President and CEO of Questcor.
“With the successful completion of the acquisition of Doral® in May and the subsequent training of our proven 40-person sales team, we enter the third quarter with growing momentum across all areas of our business. In mid-July our sales force began actively promoting Doral for the first time, increasing the number of product presentations we make to physicians to over 7,000 per month. We expect this will allow us to continue to capitalize on the potential of both of our marketed products. We also remain focused on adding our first clinical program to our development pipeline. We are evaluating a number of products that would fit with our CNS focus, could be developed at a comparatively low cost with reduced clinical risk, and complement our marketed products,” he continued.
Financial Results for the Three and Six Month Periods Ended June 30, 2006
As of June 30, 2006, Questcor’s cash, cash equivalents and short-term investments totaled $11.4 million and working capital totaled $9.8 million. In May 2006, Questcor made an upfront payment of $2.5 million to acquire Doral. Questcor will make an additional payment of $1.5 million after the approval of the new manufacturer of the Doral active pharmaceutical ingredient.
Total net product sales were $3.3 million and $5.3 million for the three and six month periods ended June 30, 2006, respectively, of which net product sales of Acthar were $3.2 million and $5.2 million, respectively. Questcor began selling Doral in late May, but did not begin promoting the product until mid-July. Operating costs and expenses were $5.7 million and $10.9 million for the three and six month periods ended June 30, 2006, respectively, of which selling, general and administrative expenses were $4.2 million and $8.4 million, respectively. In the first quarter of 2006, Questcor completed an expansion of its sales team to 40 sales representatives and sales management personnel.
As of June 30, 2006, Questcor had 56,829,974 common shares outstanding. During the three month period ended June 30, 2006, 1,986,444 shares of common stock were issued, resulting primarily from the issuance of 1,647,440 shares of common stock upon the net exercise of 2,889,925 warrants.
Questcor’s results for the three and six month periods ended June 30, 2006 are not directly comparable to the corresponding periods in 2005 due to significant changes to Questcor’s business in 2006 and 2005. These changes primarily included the sale of Questcor’s non-core products Nascobal®, Ethamolin® and Glofil®-125 and the retirement of Questcor’s outstanding debt and convertible debentures in 2005, the elimination of Questcor’s Series B preferred stock and the expansion of Questcor’s sales force in the first quarter of 2006, and Questcor’s acquisition of Doral in the second quarter of 2006.
Quarter Ended June 30, 2006 Conference Call — Questcor will be hosting a conference call to discuss these results on Tuesday, August 8, 2006 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 3705863. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.
This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
A telephonic replay of this call will be available from 9:00 p.m. Eastern Time on Tuesday, August 8, 2006 through 11:59 p.m. Eastern Time on Tuesday, August 15, 2006. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 3705863.
About Questcor — Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with Multiple Sclerosis and Doral® (quazepam) that is indicated for the treatment of insomnia, characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
510-400-0740
IR@Questcor.com
Table to follow on next page.

Questcor Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Information
(In thousands)

	June 30,	December 31,
	2006	2005

Cash, cash equivalents and short-term investments	$11,358	$26,577
Working capital	9,830	16,121
Total assets	19,747	31,348
Preferred stock, Series A	5,081	5,081
Shareholders’ equity	7,058	11,422
Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net product sales	$3,329	$4,290	$5,339	$8,788
Operating costs and expenses:
Cost of product sales (exclusive of amortization of purchased technology)	652	1,027	1,278	1,775
Selling, general and administrative	4,241	2,224	8,411	4,842
Research and development	708	562	1,088	1,061
Depreciation and amortization	78	323	124	634

Total operating costs and expenses	5,679	4,136	10,901	8,312

Income (loss) from operations	(2,350)	154	(5,562)	476
Other income (expense):
Non-cash amortization of deemed discount on convertible debentures	—	—	—	(108)
Interest income	151	23	332	58
Interest expense	—	(70)	—	(209)
Other income, net	—	1	—	1
Rental income (expense), net	(16)	71	(22)	114

Other income (expense), net	135	25	310	(144)

Net income (loss)	(2,215)	179	(5,252)	332
Non-cash deemed dividend related to beneficial conversion feature of Series B preferred stock	—	—	—	84
Dividends on Series B preferred stock	—	168	—	336

Net income (loss) applicable to common shareholders	$(2,215)	$11	$(5,252)	$(88)

Net income (loss) per common share applicable to common shareholders — basic and diluted	$(0.04)	$0.00	$(0.10)	$0.00

Shares used in computing net income (loss) per share applicable to common shareholders — basic and diluted	56,067	52,660	55,319	51,942

In addition to disclosing financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), Questcor is disclosing information regarding EBITDA, which is defined as earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures. As required by the SEC concerning the use of non-GAAP measures, Questcor is providing the following reconciliation to net income (loss), which is the most directly comparable GAAP measure. Questcor presents EBITDA because it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, Questcor’s definition of EBITDA may not be consistent with that of other companies.
Questcor Pharmaceuticals, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

GAAP net income (loss)	$(2,215)	$179	$(5,252)	$332
Adjustments:
Net interest (income) expense	(151)	47	(332)	151
Depreciation and amortization	78	323	124	634
Non-cash amortization of deemed discount on convertible debentures	—	—	—	108

Non-GAAP EBITDA — Positive (Negative)	$(2,288)	$549	$(5,460)	$1,225

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